Exhibit 4.1

COMMON STOCK PURCHASE WARRANT

Dated as of November 24, 2009

for 4,156,863 Shares of Common Stock of

JohnsonDiversey Holdings, Inc.

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TABLE OF CONTENTS

(continued)

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THIS WARRANT AND THE SHARES OF COMMON STOCK PURCHASABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY AS SET FORTH HEREIN AND IN A REGISTRATION RIGHTS AGREEMENT, DATED AS OF NOVEMBER 24, 2009, AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE COMPANY.

NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK PURCHASABLE UPON EXERCISE HEREOF MAY BE SOLD OR OTHERWISE DISPOSED OF IN VIOLATION OF SUCH ACT, APPLICABLE STATE SECURITIES LAWS, THE PROVISIONS OF THIS WARRANT OR SUCH REGISTRATION RIGHTS AGREEMENT.

No. of Shares of Common Stock: 4,156,863

JohnsonDiversey Holdings, Inc.

Common Stock Purchase Warrant

New York, N.Y.

November 24, 2009

JohnsonDiversey Holdings, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that Marga, B.V., a company organized under the laws of the Netherlands (the “Purchaser”), or its permitted assigns, is entitled to purchase from the Company four million one hundred fifty-six thousand eight hundred sixty-three (4,156,863) duly authorized, validly issued, fully paid and nonassessable shares of Common Stock, par value $0.01 per share, of the Company at the purchase price per share determined pursuant to Sections 1.2 and 2 hereof, at any time during the Exercise Period, all subject to the terms, conditions and adjustments set forth below in this Warrant. Certain capitalized terms used in the Warrant are defined in Section 13.

This Warrant is the Common Stock Purchase Warrant (the “Warrant” or “Warrants,” such terms to include any other warrant issued upon transfer, division or combination hereof or in substitution or exchange therefor in accordance with the terms hereof), originally issued on November 24, 2009 (the “Closing Date”) in connection with the redemption by the Company of 1,960 shares of its Class B Common Stock and as partial payment of the purchase price therefor under the Redemption Agreement between the Company, JohnsonDiversey, Inc. (“JDI”), Commercial Markets Holdco, Inc. (“CMH”), Unilever, N.V. (“Unilever”), Purchaser and Conopco, Inc. (“Conopco”), dated as of October 7, 2009, as amended by Amendment No. 1 thereto, dated as of November 20, 2009, by and among the Company, JDI, CMH, Unilever, Purchaser and Conopco (the “Redemption Agreement”). The Warrant evidences rights to purchase four million one hundred fifty-six thousand eight hundred sixty-three (4,156,863) duly authorized, validly issued, fully paid and nonassessable shares of Common Stock (such number of shares of Common Stock referred to herein as the “Initial Exercise Shares”), subject to adjustment as provided herein.

1. Exercise of Warrant.

1.1. Exercise Period.

(a) Subject to Section 1.1(b), the holder of the Warrant (the “Holder”) may exercise the Warrant, in whole or in part, at any time on or after the occurrence of a Liquidity Event (the “Exercise Period”), solely in connection with a sale of the Warrant Shares by the Holder to a Third Party Buyer (a “Holder Sale Transaction”); provided, however, that if such Liquidity Event is terminated or abandoned for any reason, the vesting of the Exercise Period and any purported exercise of the Warrant in connection therewith shall be deemed to have been void ab initio and the Company shall have no obligation or liability for any failure to issue Warrant Shares in respect thereof except to refund any Exercise Price theretofore paid by the Holder and the Warrant shall continue in full force and effect. The Warrant will be deemed exercised, without regard to the Exercise Period or delivery of a Subscription Notice (as provided in Section 1.2), under the circumstances set forth in Sections 5.2(c) and 8.

(b) If the Holder desires to engage in a Holder Sale Transaction at any time during the Exercise Period with respect to the Warrant or any Warrant Shares (other than in connection with a Public Offering, Change of Control, Drag-Along Closing or Tag-Along Closing), the Holder shall deliver to CMH (with a copy to the Company and the CD&R Investor) written notice (a “Notice of Sale”), stating the Holder’s intention to effect such a sale, and shall comply with the provisions of this Section 1.1(b).

(i) CMH may make an offer (the “CMH Offer”) to the Holder to acquire the Warrant or any Warrant Shares upon terms and conditions set out in a written notice (the “Offer Notice”) to the Holder within 10 Business Days after receipt of the Notice of Sale (the “Offer Period”). The Offer Notice shall state the number of Warrant Shares subject to such sale, the proposed cash purchase price therefor and any other material terms and conditions of the proposed sale. The CMH Offer (A) shall be accompanied by evidence of CMH’s ability to fund the purchase price set forth therein, (B) shall be in form and substance so as to be immediately acceptable by the Holder, (C) shall provide that the proposed sale shall be consummated within 30 days after the Holder’s acceptance of such CMH Offer and (D) will remain open, irrevocable and unconditional (except for a condition that the proposed sale does not violate any applicable laws) until the expiration of the Holder Acceptance Period (and, to the extent such CMH Offer is accepted during such period, until the consummation of the sale contemplated thereby).

(ii) The Holder shall have the right and option, for a period of 10 Business Days after receipt of the Offer Notice (the “Holder Acceptance Period”), to accept the sale of the Warrant or Warrant Shares at the purchase price and on the terms and conditions stated in the Offer Notice. Such acceptance shall be made by delivering a written notice of such acceptance (an “Acceptance Notice”) to CMH prior to the end of the Holder Acceptance Period.

(iii) If CMH shall not have delivered an Offer Notice prior to the expiration of the Offer Period, then the Holder may consummate a Holder Sale Transaction at any time within 180 days after the expiration of the Offer Period (the “Restricted Open Sale Period”) and the rights and obligations of the Holder and CMH under Sections 1.1(b)(iv) through (viii) shall not apply to such Holder Sale Transaction; provided, that any such sale shall be consummated in compliance with all applicable rules and regulations under the Securities Act.

(iv) If the Holder shall not have accepted a CMH Offer prior to the expiration of the Holder Acceptance Period, then the Holder may consummate a Holder Sale Transaction at any time within the Restricted Open Sale Period pursuant to an offer (an “Acceptable Offer”) providing for (A) a purchase price that is not less than 110% of the value of the purchase price set forth in the Offer Notice and (B) other terms and conditions that are not materially less favorable to the Holder than the other terms and conditions set forth in the Offer Notice; provided, that any such sale shall be consummated in compliance with all applicable rules and regulations under the Securities Act.

(v) If the Holder desires to effect a Holder Sale Transaction during the Restricted Open Sale Period pursuant to an offer that does not constitute an Acceptable Offer (an “Unacceptable Offer”), (A) at least five Business Days prior to consummating such Holder Sale Transaction, the Holder shall deliver to CMH written notice of the terms and conditions of such Unacceptable Offer (an “Unacceptable Offer Notice”), and (B) at least five Business Days prior to delivering such Unacceptable Offer Notice, the Holder shall deliver to CMH written notice (a “Notice of an Unacceptable Offer Negotiation”) that the Holder believes that it is negotiating an offer that is likely to constitute an Unacceptable Offer.

(vi) Within three Business Days after its receipt of an Unacceptable Offer Notice (the “Counter-Offer Period”), CMH may make a written offer to the Holder to acquire the Warrant or the Warrant Shares at a purchase price that is not less than the purchase price provided for in the Unacceptable Offer and on other terms and conditions that are not materially less favorable to the Holder than the other terms and conditions provided for in the Unacceptable Offer (a “Counter-Offer”). Any Counter-Offer (A) shall be accompanied by evidence of CMH’s ability to fund the purchase price set forth therein, (B) shall be in form and substance so as to be immediately acceptable by the Holder, (C) shall provide that the proposed sale shall be consummated within 30 days after the Holder’s acceptance of such Counter-Offer and (D) will remain open, irrevocable and unconditional (except for a condition that the proposed sale does not violate any applicable laws) for 30 days after delivery of the Counter-Offer to the Holder (and, to the extent such Counter-Offer is accepted during such period, until the consummation of the sale contemplated thereby). If the Holder shall not have accepted such Counter-Offer within 30 days after delivery of such Counter-Offer to the Holder, then the Holder shall be deemed to have rejected such Counter-Offer and the Holder shall be prohibited from consummating the Unacceptable Offer giving rise to such Counter-Offer without first complying anew with the provisions of this Section 1.1(b) with respect to any such proposed Holder Sale Transaction.

(vii) If CMH shall not have elected to make a Counter-Offer for the Warrant or the Warrant Shares prior to the expiration of the Counter-Offer Period, then the Holder may Transfer the Warrant or the Warrant Shares pursuant to the applicable Unacceptable Offer within two Business Days after the expiration of the Counter-Offer Period; provided, that any such Transfer shall be consummated in compliance with all applicable rules and regulations under the Securities Act.

(viii) In connection with the consummation of any sale of the Warrant or Warrant Shares pursuant to a CMH Offer or a Counter-Offer, the Holder shall make the deliveries and provide the representations and warranties set forth in Section 6.3(b) with respect to the Warrant and mutatis mutandi with respect to the sale of the Warrant Shares in connection with the closing of the CMH Offer or Counter-Offer.

(ix) The Holder shall notify CMH (with a copy to the Company and the CD&R Investor) of the consummation of any Holder Sale Transaction and shall furnish such evidence of the closing (including the time of closing) of such transaction and of the terms thereof as CMH, the Company or the CD&R Investor may reasonably request. In the event that the Warrant or the Warrant Shares are not sold or otherwise transferred by the Holder during the Restricted Open Sale Period in accordance with the provisions of this Section 1.1(b), the right of the Holder to transfer the Warrant or the Warrant Shares shall expire and the obligations set forth in this Section 1.1(b) shall be reinstated.

(x) Notwithstanding anything to the contrary herein, without the prior written consent of the Principal Stockholders, prior to the sixth anniversary of the Closing Date, the Holder shall not consummate any Holder Sale Transaction with any purchaser other than a Financial Party who shall agree in writing to not transfer any Warrant Shares to any purchaser other than a Financial Party prior to the sixth anniversary of the Closing Date; provided, however, that if the comparable transfer restrictions in the Stockholders Agreement are amended, modified or waived in any manner that is more favorable to, or less restrictive upon, the CD&R Investor, then this clause (x) shall be deemed amended to conform to such more favorable or less restrictive provision. The Company shall promptly provide the Holder with the language of any such amendment (it being understood that no such communication shall be required for any such amendment to become effective).

1.2. Manner of Exercise. Subject to Sections 1.1, 5.2(c), 8 and 9.2, the Warrant may be exercised by the Holder, during normal business hours on any Business Day by surrender of the Warrant, with the form of subscription at the end hereof (or a reasonable facsimile thereof) (the “Subscription Notice”) duly executed by such Holder, to the Company at its principal office, accompanied by payment, in cash or by certified or official bank check payable to the order of the Company or by any other reasonably acceptable form of immediately available funds, in the amount (such amount referred to herein as the “Exercise Price”) obtained by multiplying (a) the number of shares of Common Stock (after giving effect to any adjustment provided for in Section 2) designated in such Subscription Notice by (b) the greater of (i) the Warrant Price (after giving effect to any adjustment provided for in Section 2) and (ii) $0.01. Such Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock (or Other Securities) determined as provided in Section 2 hereof, which shares shall be delivered in accordance with Section 1.4.

1.3. When Exercise Deemed Effected. Subject to Sections 1.1, 5.2(c), 8 and 9.2, the exercise of the Warrant with respect to any Holder Sale Transaction shall be deemed to have been effected immediately prior to the consummation of such Holder Sale Transaction and only to the extent of the Warrant Shares being sold pursuant to such Holder Sale Transaction, subject to surrender of the Warrant to the Company with a duly executed Subscription Notice accompanied by payment of the Exercise Price as provided in Section 1.2, and at such time the person or persons in whose name or names any certificate or certificates for shares of Common Stock (or Other Securities) shall be issuable upon such exercise as provided in Section 1.4 shall be deemed to have become the holder or holders of record thereof.

1.4. Delivery of Stock Certificates, etc. As soon as practicable after the exercise of the Warrant (but not later than two days after exercise), and in the event such exercise occurs in connection with a Liquidity Event, prior to the consummation of such Liquidity Event, the Company shall cause to be issued in the name of the Holder or, subject to Section 5, as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock (or Other Securities) to which such Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash in an amount equal to the same fraction of the Fair Market Value of such share of such Common Stock, which Fair Market Value shall be determined in accordance with the procedures set forth in Section 2.5(b).

1.5. Payment of Taxes and Expenses. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of the Warrant and the Warrant Shares. The Holder shall pay any withholding tax imposed in connection with any adjustment made under the terms of the Warrant.

2. Adjustment of Common Stock Issuable upon Exercise.

2.1. Number of Shares; Warrant Price. The number of shares of Common Stock which the Holder shall be entitled to receive upon the exercise hereof (the “Warrant Shares”) shall initially be the Initial Exercise Shares and shall be adjusted and readjusted from time to time as provided in Section 2 and, as so adjusted or readjusted, shall remain in effect until a further adjustment or readjustment thereof is required by Section 2. The “Warrant Price,” which shall initially be $0.01 per share, shall be adjusted and readjusted from time to time as provided in Section 2 and, as so adjusted or readjusted, shall remain in effect until a further adjustment or readjustment thereof is required by Section 2.

2.2. Stock Dividends, Subdivisions and Combinations. If at any time the Company shall:

(i) issue or deliver any shares of Common Stock as a result of the declaration or payment of a dividend of Common Stock payable in, or other distribution to holders of Common Stock of, shares of Common Stock,

(ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

(iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then (a) the Warrant Price then in effect shall be adjusted to equal (1) the Warrant Price in effect immediately prior to such Common Stock issuance, delivery, subdivision or combination, multiplied by the number of shares of Common Stock for which the Warrant is exercisable immediately prior to the adjustment divided by (2) the number of shares of Common Stock which a record holder of the same number of shares of Common Stock for which the Warrant is exercisable immediately prior to the happening of such event would own after the happening of such event, and (b) the number of Warrant Shares issuable upon exercise of the Warrant shall be adjusted to equal the number obtained by dividing (1) the product of (A) the number of Warrant Shares issuable upon the exercise of the Warrant immediately prior to the happening of such event and (B) the Warrant Price in effect immediately prior to the adjustment pursuant to the foregoing clause (a) upon the happening of such event, by (2) the new Warrant Price after giving effect to the adjustment pursuant to the foregoing clause (a) upon the happening of such event.

2.3. Dividends and Distributions. If at any time the Company shall distribute to all holders of its outstanding Common Stock evidences of indebtedness of the Company, or assets or securities other than the Common Stock (any such evidences of indebtedness, assets or securities, the “Assets”), then, in each case, (a) the Warrant Price then in effect shall be reduced to a price determined by multiplying such Warrant Price by a fraction,

(i) the numerator of which shall be the Fair Market Value in effect immediately prior to such distribution, less the value of such Assets applicable to one share of Common Stock, and

(ii) the denominator of which shall be such Fair Market Value in effect immediately prior to such distribution,

and (b) the number of Warrant Shares issuable upon exercise of the Warrant shall be increased to a number determined by multiplying the number of Warrant Shares immediately prior to such distribution by a fraction,

(i) the numerator of which shall be the Fair Market Value in effect immediately prior to such distribution, and

(ii) the denominator of which shall be the Fair Market Value in effect immediately prior to such distribution, less the value of such Assets applicable to one share of Common Stock.

2.4. Consolidation, Merger, Sale of Assets, Reorganization, etc. If at any time the Company shall be a party to any transaction (including without limitation a merger, consolidation, sale of all or substantially all of the Company’s assets or recapitalization of the Common Stock) in which the Common Stock shall be changed into or exchanged for different securities of the Company or changed into or exchanged for common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing (other than any such transaction which constitutes a Liquidity Event) (each such transaction being hereinafter referred to as the “Transaction”) and the Warrant has not been exercised prior to the consummation of the Transaction, lawful and adequate provisions shall be made so that, upon the basis and terms and in the manner provided in this Section 2.4, (i) the Holder shall receive, in lieu of the Common Stock issuable upon exercise of the Warrant prior to such consummation, the stock and other securities, cash and property to which the Holder would have been entitled upon the consummation of the Transaction if the Holder had exercised the Warrant pursuant to Section 1 immediately prior thereto, subject to adjustments as nearly equivalent as possible to the adjustments provided for in Section 2; and (ii) following the consummation of the Transaction, the Warrant will represent only the right to receive any such stock, other securities, cash or property.

2.5. Other Provisions Applicable to Adjustments under this Section 2. The following provisions shall also be applicable to the making of adjustments to the number of Warrant Shares pursuant to this Section 2:

(a) Computation of Asset Value. To the extent that any Assets shall be distributed to all holders of the Company’s outstanding Common Stock, if such Assets are securities offered by the Company for subscription, the value of such Assets shall be the subscription price, or if such Assets are securities sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price (in any such case adding any accrued interest or dividends but without taking into account any compensation, discounts or expenses paid or incurred by the Company in connection therewith). To the extent that the Company shall so distribute Assets, except as herein otherwise expressly provided, then the value of such Assets shall be deemed to be the value of such Assets as determined in accordance with this Section 2.5(a) (the “Asset Value”). The Asset Value shall be determined by an investment banking or valuation firm of national reputation and mutually agreed upon by the Company and the Holder (the “Financial Expert”). If the Company and the Holder are unable to agree upon a Financial Expert, each of the Company and the Holder shall select a Financial Expert and the two Financial Experts so selected shall select the Financial Expert. The Financial Expert shall be requested to make its determination, if practicable, within a period of 30 days after its appointment. The Financial Expert shall determine (in its opinion and having requested such further information from the Company as it shall require and the Company shall cooperate to provide the information so requested) a reasonable range of values for the Asset Value on the basis of objective, generally accepted financial and valuation procedures utilized in determining the value of assets similar in kind and/or type to the Assets. The Company and the Holder shall mutually agree on the Asset Value within the range determined by the Financial Expert, provided that if the Company and the Holder are unable to agree on the Asset Value within 30 days after the Financial Expert’s determination, the Asset Value shall be determined by an independent public accounting firm of international reputation mutually selected by the Company and the Holder (the “Auditors”) from within the range of values determined by the Financial Expert. The costs of the Financial Expert’s (and, if applicable, the Auditors’) determination shall be borne by the Company.

(b) Computation of Fair Market Value. Except as herein otherwise expressly provided, the fair market value of a share of Common Stock shall be deemed to be the fair market value of such share of Common Stock as determined by the Financial Expert selected in accordance with Section 2.5(a) (the “Fair Market Value”). The Financial Expert shall be requested to make its determination, if practicable, within a period of 30 days after its appointment. The Financial Expert shall determine (in its opinion and having requested such further information from the Company as it shall require and the Company shall cooperate to provide the information so requested) a reasonable range of values for the Fair Market Value and in so doing shall give due consideration to such factors as the Financial Expert deems appropriate, including, without limitation, the earnings and certain other financial and operating information of the Company and its Subsidiaries in recent periods, the potential value of the Company and its Subsidiaries as a whole, the future prospects of the Company and its Subsidiaries and the industries in which they compete, the history and management of the Company and its Subsidiaries, the general condition of the securities markets, the fair market value of securities of companies engaged in businesses similar to those of the Company and its Subsidiaries and the consideration paid for securities in similar transactions. The determination of Fair Market Value shall not take into account any restrictions on transfer of the shares of Common Stock. The Company and the Holder shall mutually agree on the Fair Market Value within the range determined by the Financial Expert, provided that if the Company and the Holder are unable to agree on the Fair Market Value within 30 days after the Financial Expert’s determination, the Fair Market Value shall be determined by the Auditors from within the range of values determined by the Financial Expert. The costs of the Financial Expert’s (and, if applicable, the Auditors’) determination shall be borne by the Company. Notwithstanding the foregoing, if at any time the shares of Common Stock are traded on a national securities exchange, Fair Market Value shall mean the volume weighted average price per share of Common Stock for the 10 Business Days immediately preceding the date as of which such Fair Market Value is determined.

(c) When Adjustment to Be Made. The adjustments required by this Section 2 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any adjustment of the number of shares of Common Stock for which the Warrant is exercisable that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in Section 2.2) up to but not beyond the date of exercise if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than 1% of the shares of Common Stock for which the Warrant is exercisable immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 2 and not previously made, would result in at least a minimum adjustment or, if earlier, immediately prior to the date of exercise of the Warrant. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(d) Fractional Interest; Rounding. In computing adjustments under this Section 2, fractional interests in Common Stock shall be taken into account to the nearest 1/10th of a share, and adjustments in the Warrant Price shall be made to the nearest $.001.

(e) When Adjustment Not Required. If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any distribution and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to deliver such distribution, then no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled. If at any time the Company shall distribute cash to all holders of its outstanding Common Stock, the Company shall make an equivalent cash distribution to the Holder of the Warrant as it makes to holders of Common Stock pro rata based on the number of shares of Common Stock for which the Warrant is then exercisable (after taking into account all unmade adjustments prior to such date), and provided that such cash distribution has been made in full to the Holder of the Warrant, the Company shall not be required to make an adjustment for such distribution.

(f) Timing of Adjustments. Any adjustment required by Section 2.2 or 2.3 shall be made whenever any such dividend, subdivision, combination or distribution (each, an “Adjustment Event”) is made, and shall become effective on the effective date of the Adjustment Event (or, in the case of any adjustment pursuant to Section 2.3, the date on which the value of the Assets and the Fair Market Value have been finally determined in accordance with Section 2.5) and retroactive to the record date for the determination of stockholders subject to the Adjustment Event, provided that the Company is not required to make an adjustment pursuant to Section 2.2 or 2.3 if at the time of any distribution in connection with an Adjustment Event the Company makes the same distribution to the Holder of the Warrant as it makes to holders of Common Stock pro rata based on the number of shares of Common Stock for which the Warrant is then exercisable (after taking into account all unmade adjustments prior to such date).

3. Notice of Adjustment. Whenever the number of Warrant Shares or the Warrant Price shall be adjusted pursuant to Section 2, the Company shall forthwith prepare a certificate to be executed by the chief financial officer of the Company setting forth, in reasonable detail, the event requiring the adjustment and each other event being adjusted for if such detail has not previously been provided, the method by which the adjustment was calculated, the number of shares of Warrant Shares and the Warrant Price after giving effect to such adjustment. The Company shall promptly cause a signed copy of such certificate to be delivered to the Holder. The Company shall keep at the office of the Company copies of all such certificates and cause the same to be available for inspection during normal business hours by the Holder.

4. Notices of Corporate Action. In the event of:

(a) any taking by the Company of a record of the holders of its Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend payable in, or other distribution of, shares of Common Stock, or any other dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of Common Stock, or to receive any other right,

(b) any subdivision of outstanding shares of Common Stock into a larger number of shares of Common Stock, or any combination of such shares into a smaller number of shares of Common Stock,

(c) any capital reorganization of the Company or any reclassification or recapitalization of the capital stock of the Company,

(d) any other event, change or other action that would trigger an adjustment under Section 2, or

(e) any Liquidity Event,

the Company shall mail to the Holder a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, (ii) the date or expected date on which any such subdivision, combination or issuance is to take place, and the amount of Common Stock that shall be the subject of such subdivision, combination or issuance and (iii) the date or expected date on which any such reorganization, reclassification, recapitalization, other event, change or action or Liquidity Event is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock (or Other Securities) shall be entitled to exchange their shares of Common Stock (or Other Securities) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, other event, change or action or Liquidity Event. Such notice shall be mailed at least 20 days prior to the date specified in subdivisions (i), (ii) and (iii) above.

5. Restrictions on Transfer.

5.1. Certain Restrictions. Subject to Section 5.4, the Warrant and all shares of Common Stock (and Other Securities) issued upon the exercise of the Warrant shall not be Transferred, directly or indirectly, other than (i) to a member of the Unilever Group, (ii) in connection with a Holder Sale Transaction as provided in Section 1.1, (iii) in connection with a Drag-Along Closing as provided in Section 5.2, (iv) in connection with a Call Closing as provided in Section 6, (v) in connection with a Tag-Along Closing as provided in Section 8 or (vi) in connection with a Public Offering as provided in Section 9.2. Any attempted Transfer of the Warrant or the Warrant Shares in contravention of this Section 5.1 shall be null and void.

(a) Warrant Restrictive Legend. Except as otherwise permitted by this Section 5, the Warrant shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THIS WARRANT AND THE SHARES OF COMMON STOCK PURCHASABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY AS SET FORTH HEREIN AND IN

A REGISTRATION RIGHTS AGREEMENT, DATED AS OF NOVEMBER 24, 2009, AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE SECRETARY OF JOHNSONDIVERSEY HOLDINGS, INC.

NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK PURCHASABLE UPON EXERCISE HEREOF MAY BE SOLD OR OTHERWISE DISPOSED OF IN VIOLATION OF SUCH ACT, APPLICABLE STATE SECURITIES LAWS, THE PROVISIONS OF THIS WARRANT OR SUCH REGISTRATION RIGHTS AGREEMENT.”

(b) Warrant Shares Restrictive Legend. Except as otherwise provided in this Section 5, each certificate for Warrant Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN A CERTAIN WARRANT, DATED NOVEMBER 24, 2009, ORIGINALLY ISSUED BY JOHNSONDIVERSEY HOLDINGS, INC., AS SUCH WARRANT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF JOHNSONDIVERSEY HOLDINGS, INC. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ENTITLED TO CERTAIN OF THE BENEFITS OF AND ARE BOUND BY THE OBLIGATIONS SET FORTH IN A CERTAIN REGISTRATION RIGHTS AGREEMENT, DATED AS OF NOVEMBER 24, 2009, AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE SECRETARY OF JOHNSONDIVERSEY HOLDINGS, INC. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY THE PROVISIONS OF SUCH WARRANT AND SUCH REGISTRATION RIGHTS AGREEMENT.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS (i) (A) SUCH DISPOSITION IS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) THE HOLDER HEREOF SHALL HAVE DELIVERED TO JOHNSONDIVERSEY HOLDINGS, INC. AN OPINION OF COUNSEL TO THE EFFECT THAT SUCH DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF SUCH ACT AND (ii) SUCH DISPOSITION IS PURSUANT TO REGISTRATION UNDER ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM.”

(c) Notice of Proposed Transfer; Opinion of Counsel. Subject to compliance with the first paragraph of this Section 5.1 and Section 5.3, prior to any Transfer of any Restricted Securities that are not registered under an effective registration statement under the Securities Act (other than a Transfer to the Company or pursuant to Rule 144 under the Securities Act or any comparable rule under such Act or a Transfer at a Drag-Along Closing, Tag-Along Closing or Call Closing or the consummation of a Holder Sale Transaction), the holder of such Restricted Securities shall give written notice (a “Transfer Notice”) to the Company of such holder’s intention to effect such Transfer and shall comply in all material respects with this Section 5.1(c). Each Transfer Notice shall describe the manner and circumstances of the proposed Transfer in reasonable detail and be accompanied by an opinion of counsel (which requirement may be waived by the Company), who shall be independent of the holder proposing such Transfer (but who may be the holder’s regular outside counsel), experienced in Securities Act matters, to the effect that the proposed Transfer may be effected without registration. If the Company determines such Transfer complies with the restrictions set forth in this Section 5.1 and 5.3, such holder of Restricted Securities shall thereupon be entitled to Transfer the securities in question in accordance with the terms of the Transfer Notice, provided that the transferee of any such Restricted Securities pursuant to a Transfer Notice shall remain subject to the restrictions on Transfer set forth in Sections 5.1(a), (b) and (c) and Section 5.3, subject to the termination provisions of Section 5.4(a). The Company shall instruct the transfer agent for the Warrant and the Warrant Shares (the “Transfer Agent”), if any, to cooperate with the Holder to effect any Transfers permitted to be made pursuant to the terms of the Warrant, and the Transfer Agent is hereby authorized to do so. Each Warrant or share certificate, if any, issued upon or in connection with such Transfer shall bear the appropriate restrictive legend set forth in Section 5.1(a) or Section 5.1(b), as the case may be, unless, (i) in the opinion of such counsel, such legend is no longer required to ensure compliance with the Securities Act and (ii) any transfer restrictions set forth in the Registration Rights Agreement are no longer applicable.

5.2. Drag-Along Rights.

(a) Drag-Along Notice. If CMH, on the one hand, or CDR Jaguar Investor Company, LLC (the “CD&R Investor”), on the other hand, together with its respective Permitted Transferees and their respective Equity Purchase Assignees, intends to effect a sale of 90% or more of the shares of Common Stock held by it, its Permitted Transferees and their respective Equity Purchase Assignees (such a transferor or transferors of 90% or more of its or their shares of Common Stock, a “Drag-Along Transferor”) to a Third Party Buyer and such Drag-Along Transferor concurrently elects to exercise its drag-along rights with respect to a Drag Transaction with such Third Party Buyer under Section 3.5 of the Stockholders Agreement, the Drag-Along Transferor may exercise its rights under this Section 5.2 by delivering written notice (a “Drag-Along Notice”) to the Holder, which notice shall (a) state (i) that the Drag-Along Transferor wishes to exercise its rights under this Section 5.2 with respect to such sale, (ii) the name and address of the Third Party Buyer, (iii) the per share amount and form of consideration the Drag-Along Transferor proposes to receive for its shares of Common Stock (the “Drag-Along Price”) and (iv) the terms and conditions of payment of such consideration and all other material terms and conditions of such sale, (b) contain an offer (the “Drag-Along Offer”) to the Holder by the Third Party Buyer to purchase the portion of the Warrant representing a percentage of Warrant Shares equal to the percentage (the “Applicable Percentage”) of the shares of Common Stock owned by the Drag-Along Transferor that are to be sold to the Third Party Buyer (the “Applicable Portion”) at the same price (less, in the case of the Holder, the Exercise Price) and on and subject to the same terms and conditions offered to the Drag-Along Transferor and subject to Sections 5.2(b) and (c), and (c) state the anticipated time and place of the closing of the purchase and sale of the Applicable Portion of the Warrant (a “Drag-Along Closing”).

(b) Conditions to Drag-Along. Subject to the provisions of Applicable Law, upon delivery of a Drag-Along Notice, the Holder shall have the obligation and the right to transfer and sell to the Third Party Buyer the Applicable Portion of the Warrant pursuant to the Drag-Along Offer, as the same may be modified from time to time, provided that the Drag-Along Transferor sells and transfers the Applicable Percentage of its shares of Common Stock to the Third Party Buyer at the Drag-Along Closing at the same price (less, in the case of the Holder, the Exercise Price) and on the same terms and conditions. In connection with the Drag-Along Transaction, the Holder will agree to make or agree to the same customary representations, covenants, indemnities and agreements in connection with the Holder’s ownership of the Warrant and the Warrant Shares and authority to sell the Warrant Shares as the Drag-Along Transferor makes with respect to its shares of Common Stock so long as they are made severally and not jointly and the liabilities thereunder are borne only by the party making or agreeing to make such representations, covenants, indemnities and agreements. Promptly following the Drag-Along Closing, the Holder shall (i) remit to the Company the Exercise Price for the Warrant Shares represented by the Applicable Portion of the Warrant and (ii) receive from the Company (x) a written confirmation of such transfer (and the consequent cancellation of the Applicable Portion of the Warrant by the Company) and (y) a new Warrant for the purchase of an aggregate number of Warrant Shares equal to the number of Warrant Shares underlying the Warrant immediately prior to the transfer of the Applicable Portion of the Warrant to the Third Party Buyer minus the number of Warrant Shares represented by the Applicable Portion of the Warrant.

(c) Warrant Shares Drag Along. If, in any Drag-Along Offer, the Third Party Buyer offers to purchase the Applicable Portion of the Warrant Shares (rather than the Warrant) and if so provided in the Drag-Along Notice, the Applicable Portion of the Warrant will be deemed exercised immediately prior to the Drag-Along Closing, and the Warrant Shares resulting from such exercise shall be sold to the Third Party Buyer at the same price and subject to the same terms and conditions as offered to the Drag-Along Transferor.

(d) Remedies. If, following a breach or a threatened breach by the Holder of the provisions of this Section 5.2, the Drag-Along Transferor, pursuant to the exercise of its remedies set forth in Section 19, does not obtain an injunction granting it specific performance of the Holder’s obligations under this Section 5.2 in connection with such proposed transfer, sale, surrender or cancellation prior to the time the Drag-Along Transferor completes the sale of the Applicable Portion of its shares of Common Stock or, in its sole discretion, abandons such sale, then the Company shall have the option to purchase all Restricted Securities from the Holder at a purchase price equal to the Exercise Price.

5.3. Registration; Restrictions on Sale upon Public Offering. In addition to the restrictions on Transfer set forth in Section 5.1, each holder of Restricted Securities agrees that, in the event that the Company files a registration statement under the Securities Act with respect to an underwritten public offering of any shares of its capital stock, such holder shall be subject to such restrictions on transfer and resale with respect to the shares issuable upon exercise of the Warrant as are set forth in the Registration Rights Agreement.

5.4. Termination of Restrictions.

(a) Securities Law Restrictions. The legend requirements of Sections 5.1(a) and 5.1(b) and the restrictions imposed by Section 5.1(c) shall terminate as to any Restricted Security (i) when and so long as the security in question shall have been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering such Restricted Securities, or (ii) when (x), in the opinion of counsel for the holder thereof, such restrictions are no longer required in order to insure compliance with the Securities Act and (y) any transfer restrictions set forth in the Registration Rights Agreement are no longer applicable. Whenever any such restrictions shall terminate as to any Warrant Shares, as soon as practicable thereafter and in any event within five days, the holder thereof shall be entitled to receive from the Company and the Company agrees to issue to such holder, without expense (other than transfer taxes, if any) and at the request of the holder thereof, new securities of like tenor not bearing the legend set forth in Section 5.1(b) hereof. Legend requirements set forth in Sections 5.1(a) and 5.1(b) hereof shall continue in effect with respect to other transfer restrictions set forth herein and in the Registration Rights Agreement for so long as such restrictions remain applicable and thereafter the Company agrees to reissue securities not bearing any legend.

(b) Other Restrictions. Subject to Section 5.4(a), the restrictions set forth in Section 5.1 shall terminate on the Termination Date. The rights and obligations of the Drag-Along Transferor and the Holder pursuant to Section 5.2 shall terminate on the earlier of (i) the Termination Date and (ii) the date on which the Company registers any class of equity securities pursuant to Section 12 of the Exchange Act such that Section 13(d) of the Exchange Act is applicable to purchasers of such equity securities. The Tag-Along Rights of the Holder pursuant to Section 8 shall terminate on the earlier of (i) the Termination Date and (ii) the date on which the Company registers any class of equity securities pursuant to Section 12 of the Exchange Act such that Section 13(d) of the Exchange Act is applicable to purchasers of such equity securities. The restrictions set forth in Section 5.3 shall terminate in accordance with the provisions of the Registration Rights Agreement.

6. Call Option.

6.1. Exercise of Call Option. CMH (the “Calling Party”) may purchase the Warrant from the Holder, in whole and not in part, at a price equal to the Call Price (the “Call Option”) upon written notice to the Holder (the “Call Notice”) given by the Calling Party (with a copy to the Company and the CD&R Investor).

6.2. Determination of Call Price.

(a) The Calling Party and the Holder shall use their respective best efforts during the 30-day period commencing 30 days after the Call Notice is given to mutually agree on the purchase price to be paid for the Warrant (such agreed upon price, the “Call Price”). If the Calling Party and the Holder fail to reach an agreement on the Call Price within such 30-day period, then the Call Notice will be deemed to have been terminated on such date and neither the Calling Party nor the Holder shall be liable for the failure to consummate the Call Closing. Subject to compliance with the procedures set forth in this Section 6, following the failure to consummate a Call Closing, the Calling Party shall not be prohibited from exercising the Call Option at a later date.

(b) Following the exercise of the Call Option and until the determination of the Call Price in accordance with this Section 6.2, the Company will provide the Calling Party and the Holder (and their respective professional advisers, subject to customary confidentiality undertakings) with such historic and prospective information existing on the date on which the Call Option is exercised which is reasonably requested by the Calling Party and/or the Holder for the purposes of determining the Call Price, including, inter alia, historical and forecast financial information for the Company and its Subsidiaries and information otherwise reasonably required to determine the Call Price. The information supplied by the Company under this Section 6.2(b) shall be prepared in good faith but otherwise without liability on the part of the Company or any other party involved in the supply of information. The costs incurred by the Company in supplying any information to the Calling Party or the Holder pursuant to this Section 6.2(b) shall be borne by the Company.

6.3. Call Closing.

(a) Subject to Sections 6.2(a) and 6.3(b), the closing, if any, of the purchase of the Warrant pursuant to the Call Option (the “Call Closing”) shall take place on such date and at such time and place to be mutually agreed upon by the Calling Party and the Holder (such date, the “Call Closing Date”).

(b) At any Call Closing, (x) the Holder shall deliver to the Calling Party the Warrant (properly endorsed or accompanied by appropriate documentation of authority to transfer), in exchange for payment to the Holder of the Call Price by wire transfer of immediately available funds, and (y) the Holder shall represent and warrant to the Calling Party that, as of the Call Closing Date:

(i) it is the sole legal and beneficial owner of the Warrant and has the requisite power and authority to sell the Warrant and do all other things it is required to do in connection with such purchase and sale under this Section 6;

(ii) upon consummation of the Call Closing, it shall have validly and effectively transferred (A) good and valid title to the Warrant to the Calling Party free and clear of all liens and (B) all rights of any nature attaching to the Warrant;

(iii) except for the Call Option and the restrictions contained in the Warrant and the Registration Rights Agreement, there is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Warrant and there is no agreement or commitment to give or create any of the foregoing;

(iv) the instruments of transfer executed and delivered at the Call Closing constitute binding obligations of the Holder, enforceable in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or other similar laws of general applicability relating to or affecting creditors’ rights from time to time in effect and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law; and

(v) the performance of its obligations under this Section 6 will not: (A) result in a breach of any provision of its constitutional documents, if any, (B) result in a breach of or constitute a default under any instrument to which it is a party or by which it is bound, (C) result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound, or (D) require the consent of any Person, which consent has not been obtained.

6.4. Call Option Termination. The rights and obligations of the Calling Party and the Holder pursuant to this Section 6 shall terminate on the earlier of (i) the Termination Date and (ii) the date on which the Company registers any class of equity securities pursuant to Section 12 of the Exchange Act such that Section 13(d) of the Exchange Act is applicable to purchasers of such equity securities.

7. Preemptive Rights Warrant.

7.1. Preemptive Rights Warrant. The Holder and any member of the Unilever Group (for so long as the Holder or any such member of the Unilever Group holds Warrant Shares) shall have the right, from time to time, to purchase a warrant of like tenor and with substantially the same terms and conditions as this Warrant (each, a “Preemptive Rights Warrant”) exercisable for a number of New Securities equal to the Pro Rata Portion of all or any part of New Securities that the Company or any of its Subsidiaries may, from time to time, propose to sell or issue on the terms and subject to the conditions in this Section 7. The number or amount of New Securities for which a Preemptive Rights Warrant is exercisable shall be referred to as the “Preemptive Rights Shares.” The rights provided in this Section 7.1 shall apply at the time of issuance of any right, warrant or option or convertible or exchangeable security and not to the conversion, exchange or exercise thereof.

7.2. Issuance Notice. The Company shall give written notice of a proposed issuance or sale described in Section 7.1 to the Holder within five Business Days following any meeting of the Board of Directors of the Company at which any such issuance or sale is approved and at least 15 days prior to the proposed issuance or sale. Such notice (the “Issuance Notice”) shall set forth the material terms and conditions of such proposed transaction, including the name of any proposed purchaser(s), the proposed manner of disposition, the number or amount and description of the shares proposed to be issued, the proposed issuance date and the proposed purchase price per share, including a description of any non-cash consideration sufficiently detailed to permit the determination of the fair market value thereof. Such notice shall also be accompanied by any written offer from the prospective purchaser to purchase such New Securities.

7.3. Election. At any time during the 15-day period following the receipt of an Issuance Notice, the Holder shall have the right to elect irrevocably to purchase a Preemptive Rights Warrant, exercisable for up to the number of the Preemptive Rights Shares at the purchase price set forth in the Issuance Notice (provided that, in the event any portion of the purchase price per share to be paid by the proposed purchaser is to be paid in non-cash consideration, the value of any such non-cash consideration per share shall be the fair market value thereof as determined in good faith by the Board of Directors of the Company) and upon the other terms and conditions specified in the Issuance Notice by delivering a written notice to the Company. Except as provided in the following sentence, such purchase shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. The closing of any purchase of a Preemptive Rights Warrant by the Holder may be extended beyond the closing of the transaction described in the Issuance Notice to the extent necessary to obtain required governmental approvals and other required approvals and the Company and the Holder shall use reasonable best efforts to obtain such approvals.

7.4. Issuance of New Securities. If the Holder fails to exercise fully the rights provided under this Section 7 within the periods described above, the Company shall be free to complete the proposed issuance or sale of the New Securities described in the Issuance Notice with respect to which the Holder failed to exercise the option set forth in this Section 7 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of securities to be issued or sold by the Company may be reduced); provided that (x) such issuance or sale is closed within 90 days after the expiration of the 15-day period described in Section 7.3 and (y) the price at which the New Securities are transferred must be equal to or higher than the purchase price described in the Issuance Notice. Such periods within which such issuance or sale must be closed shall be extended to the extent necessary to obtain required governmental approvals and other required approvals and the Company shall use reasonable best efforts to obtain such approvals. In the event that the Company has not sold such New Securities within said 90-day period, the Company shall not thereafter issue or sell any New Securities, without first again offering to the Holder the opportunity to purchase a Preemptive Rights Warrant with respect to such securities in the manner provided in this Section 7. The rights of the Holder set forth in this Section 7 shall terminate upon the consummation of a Qualified IPO.

8. Tag-Along Rights. In the event of a qualifying Transfer of Common Stock by certain stockholders of the Company as specified in Section 3.4 of the Stockholders Agreement, the Holder, pursuant to Section 9(b) of the Registration Rights Agreement, shall be entitled to certain tag-along sale rights with respect to the Warrant Shares pursuant to the terms and subject to the conditions set forth in the Stockholders Agreement and the Registration Rights Agreement (the “Tag-Along Rights”); provided, however, that in connection with a Tag-Along Closing, the Holder shall be obligated to make or agree to only such customary representations, covenants, indemnities and agreements in connection with the Holder’s ownership of the Warrant and the Warrant Shares and authority to sell the Warrant Shares as the Transferring Stockholder makes with respect to its shares of Common Stock and only so long as they are made severally and not jointly and the liabilities thereunder are borne only by the party making or agreeing to make such representations, covenants, indemnities and agreements. Upon any exercise by the Holder of its Tag-Along Rights in accordance with the Stockholders Agreement and the Registration Rights Agreement, (i) the Warrant shall be deemed exercised immediately prior to the consummation of the closing of the sale of Common Stock pursuant to such Tag-Along Rights (the “Tag-Along Closing”) to the extent of the Warrant Shares to be sold at such Tag-Along Closing and (ii) the Warrant Shares resulting from such exercise shall be sold by the Holder at the Tag-Along Closing. Promptly following the Tag-Along Closing, the Holder shall (i) remit to the

Company the Exercise Price for such Warrant Shares and (ii) receive from the Company a new Warrant for the purchase of an aggregate number of Warrant Shares equal to the number of Warrant Shares underlying the Warrant immediately prior to the Tag-Along Closing, minus the number of Warrant Shares sold by the Holder at the Tag-Along Closing.

9. Registration Rights Agreement.

9.1. Registration Rights Agreement. The Warrant Shares are, and the Preemptive Rights Shares, if any, shall be subject to the restrictions set forth in and entitled to the benefits of the Registration Rights Agreement, dated as of the date hereof, among the Company, CMH, the CD&R Investor, CDR F&F Jaguar Investor, LLC (“CD&R F&F Investor”), SNW Co., Inc. and the Purchaser (the “Registration Rights Agreement”).

9.2. Public Offering. Subject to the terms and conditions of the Registration Rights Agreement, in connection with a Liquidity Event that is a Public Offering, following the Holder’s delivery of a Subscription Notice with respect thereto in accordance with Section 1.2 (the “Offering Notice”) and immediately prior to the consummation of the Public Offering (the “Offering Closing”), or at such earlier time following delivery of the Offering Notice as may be required to comply with any underwriting agreement applicable to the sale of Common Stock pursuant to the Public Offering, the Warrant will be deemed exercised in full (subject to the further provisions of this Section 9.2) and the Warrant Shares resulting from such exercise shall be offered for sale pursuant to the Public Offering. The terms and conditions of the Public Offering and the Holder’s participation therein shall be governed by the Registration Rights Agreement. If, notwithstanding delivery of the Offering Notice, either (a) the Offering Closing is not consummated other than as a result of any act or failure to act by the Holder or (b) the Holder is permitted only to sell a portion, and not all, of the Warrant Shares as a result of the cutback provisions of the Registration Rights Agreement, then the Warrant shall not be deemed exercised with respect to the Warrant Shares not sold pursuant to such Public Offering and shall remain in full force and effect, subject to the terms and conditions set forth in this Warrant, with respect to such Warrant Shares.

10. Availability of Information. The Company shall supply each holder of Warrant Shares with such information as may reasonably be necessary for such holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any Warrant Shares.

11. Reservation of Stock, etc. The Company shall at all times reserve and keep available, solely for issuance and delivery upon exercise of the Warrant, the number of shares of Common Stock (or Other Securities) from time to time issuable upon exercise of the Warrant at the time outstanding. All shares of Common Stock (or Other Securities) shall be duly authorized and, when issued upon such exercise, shall be validly issued and, in the case of shares, fully paid and nonassessable.

12. Ownership, Transfer and Substitution of the Warrant.

12.1. Ownership of Warrant. The Company may treat the Person in whose name the Warrant, or any Warrant or Warrants issued in substitution therefor, is registered on the register kept at the principal office of the Company as the owner and the Holder thereof for all purposes, notwithstanding any notice to the contrary, except that, if and when any Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer thereof as the owner of such Warrant for all purposes, notwithstanding any notice to the contrary. Subject to Section 5, a Warrant, if properly assigned, may be exercised by a new Holder without first having a new Warrant issued.

12.2. Transfer and Exchange of the Warrant. Subject to compliance with Section 5, upon the surrender of the Warrant, properly endorsed, for registration of Transfer or for exchange at the principal office of the Company, the Company at its expense shall execute and deliver to or upon the order of the Holder thereof a new Warrant or Warrants of like tenor, in the name of such Holder or as such Holder (upon payment by such Holder of any applicable Transfer taxes) may direct, providing for the same number of underlying Warrant Shares as provided for under the Warrant or Warrants so surrendered.

12.3. Division and Combination of the Warrant. Subject to compliance with Section 5, the Warrant may be divided or combined with other Warrants upon presentation thereof at the principal office of the Company, together with a written notice specifying the name or names and denomination or denominations in which a new Warrant or Warrants are to be issued, signed by the Holder or by the duly appointed legal representative thereof. Subject to compliance with Section 5, as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

12.4. Replacement of the Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction of any Warrant, upon delivery of indemnity reasonably satisfactory to the Company in form and amount or, in the case of any such mutilation, upon surrender of such Warrant for cancellation at the principal office of the Company, the Company at its expense shall execute and deliver, in lieu thereof, a new Warrant of like tenor.

13. Definitions. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

Acceptable Offer: the meaning specified in Section 1.1(b)(iv).

Acceptance Notice: the meaning specified in Section 1.1(b)(ii).

Adjustment Event: the meaning specified in Section 2.5(f).

Affiliate: with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this Warrant, any Affiliate of a Johnson Family Member or SCJ shall be an Affiliate of CMH.

Applicable Law: (a) all applicable and binding international, foreign, federal, European Union, national, supranational, state, regional or local laws, statutes and subordinate legislation, directives, rules, regulations, ordinances, zoning, building or other similar restrictions, orders, decisions, judgments or decrees, regulatory agreements or regulatory orders, (b) the common law and (c) the rules and regulations of any United States or foreign securities exchange.

Applicable Percentage: the meaning specified in Section 5.2(a).

Applicable Portion: the meaning specified in Section 5.2(a).

Asset Value: the meaning specified in Section 2.5(a).

Assets: the meaning specified in Section 2.3.

Beneficially Own or Beneficial Ownership: with respect to any securities, “beneficial ownership” of such securities, as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any agreement, arrangement or understanding, whether or not in writing.

Business Day: a day other than a Saturday or Sunday or other day on which commercial banking institutions in New York City are authorized by law to be closed.

Call Closing: the meaning specified in Section 6.4(a).

Call Closing Date: the meaning specified in Section 6.4(a).

Call Notice: the meaning specified in Section 6.1(a).

Call Option: the meaning specified in Section 6.1(a).

Call Price: the meaning specified in Section 6.2(a).

Calling Party: the meaning specified in Section 6.1(a).

Capital Stock: (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

CD&R F&F Investor: the meaning specified in Section 9.1.

CD&R Group: CD&R Investor, CD&R F&F Investor and their respective Affiliates and the respective Affiliates from time to time of CD&R Associates VIII, Ltd., the general partner of Clayton, Dubilier & Rice Fund VIII, L.P. and CD&R Friends & Family Fund VIII, L.P., and Clayton, Dubilier & Rice, LLC or any successor to its investment management business.

CD&R Investor: the meaning specified in Section 5.2(a).

Change of Control: the occurrence of any of the following:

(1) the sale, conveyance, transfer or other disposition (other than by way of merger, amalgamation or consolidation) of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), other than any member of the Johnson Family Group or the CD&R Group, shall have occurred;

(2) the adoption of a plan relating to the liquidation or dissolution of either of the Company or JDI;

(3) any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), other than any member of the Johnson Family Group or the CD&R Group, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all classes of the Voting Stock of the Company or JDI, calculated on a fully diluted basis; or

(4) the merger, amalgamation or consolidation of the Company or JDI, as applicable, with or into another Person or the merger of another Person with or into the Company or JDI, as applicable (each, a “Business Combination”), shall have occurred, and the securities of the Company or JDI, as applicable, that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company or JDI, as applicable, are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities (a) are changed into or exchanged for, in addition to any other consideration, securities of the corporation or entity resulting from such Business Combination (including an entity which as a result of the Business Combination owns the Company or JDI, as applicable, either directly or through one or more Subsidiaries), and (b) represent immediately after giving effect to such transaction, greater than 50% of the outstanding Voting Stock of the corporation or entity resulting from such Business Combination (including an entity which as a result of the Business Combination owns the Company or JDI, as applicable, either directly or through one or more Subsidiaries).

Closing Date: the meaning specified in the second paragraph of the Warrant.

CMH: the meaning specified in the second paragraph of the Warrant.

CMH Offer: the meaning specified in Section 1.1(b)(i).

Commission: the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act or the Exchange Act, whichever is the relevant statute for the particular purpose.

Common Stock: the Class A common stock of the Company, par value $0.01 per share, as constituted on the date hereof, any stock into which such Common Stock shall have been changed or any stock resulting from any reclassification of such Common Stock.

Company: the meaning specified in the first paragraph of the Warrant.

Conopco: the meaning specified in the second paragraph of the Warrant.

Counter-Offer: the meaning specified in Section 1.1(b)(vi).

Counter-Offer Period: the meaning specified in Section 1.1(b)(vi).

Drag-Along Closing: the meaning specified in Section 5.2(a).

Drag-Along Notice: the meaning specified in Section 5.2(a).

Drag-Along Offer: the meaning specified in Section 5.2(a).

Drag-Along Participants: the meaning specified in Section 5.2(b).

Drag-Along Price: the meaning specified in Section 5.2(a).

Drag-Along Transaction: a sale of Common Stock to a Third Party Buyer by the Drag-Along Transferor and, potentially, other stockholders of the Company, as to which the Drag-Along Transferor has given a Drag-Along Notice to the Holder in accordance with Section 5.2(a).

Drag-Along Transferor: the meaning specified in Section 5.2(a).

Drag Transaction: the meaning specified in the Stockholders Agreement.

Equity Purchase Assignee: the meaning specified in the Stockholders Agreement.

Equity Securities: any and all shares of Common Stock or other equity securities of the Company, securities of the Company convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares of Common Stock or other equity securities.

Exchange Act: the Securities Exchange Act of 1934, as amended, or any successor Federal statute and the rules and regulations thereunder, which shall be in effect at the time. Any reference to a particular section of the Securities Exchange Act of 1934 shall include a reference to the corresponding section, if any, of any such successor statute.

Exercise Period: the meaning specified in Section 1.1.

Exercise Price: the meaning specified in Section 1.2.

Fair Market Value: the meaning specified in Section 2.5(b).

Financial Expert: the meaning specified in Section 2.5(a).

Financial Party: the meaning specified in the Stockholders Agreement.

Holder: the meaning specified in Section 1.1.

Holder Acceptance Period: the meaning specified in Section 1.1(b)(ii).

Holder Sale Transaction: the meaning specified in Section 1.1.

Initial Exercise Shares: the meaning specified in the second paragraph of the Warrant.

Issuance Notice: the meaning specified in Section 7.2.

JDI: the meaning specified in the second paragraph of the Warrant.

Johnson Family Group: CMH, the Johnson Family Members and their respective Affiliates from time to time (other than the Company and any of its Subsidiaries).

Johnson Family Member: (a) a lawful lineal descendant of Herbert F. Johnson, Jr. or Henrietta Johnson Louis or the spouse of any such person; (b) an estate, trust (including a revocable trust, declaration of trust or a voting trust), guardianship or custodianship for the primary benefit of one or more individuals described in clause (a) above; (c) a foundation established by one or more individuals described in clause (a) above; and (d) a Person controlled by one or more individuals or entities described in clauses (a), (b) or (c) above; provided, however, that for purposes of this Agreement, neither the Company nor any of its Subsidiaries from time to time shall be regarded as a Johnson Family Member. For the avoidance of doubt, SCJ and its Subsidiaries are, as of the date hereof, Johnson Family Members.

Liquidity Event: a Public Offering, a Principal Stockholder Transfer or a Change of Control.

New Securities: the meaning specified in the Stockholders Agreement.

Notice of Sale: the meaning specified in Section 1.1(b).

Notice of an Unacceptable Offer Negotiation: the meaning specified in Section 1.1(b)(v).

Offer Notice: the meaning specified in Section 1.1(b)(i).

Offer Period: the meaning specified in Section 1.1(b)(i).

Offering Closing: the meaning specified in Section 9.2.

Offering Notice: the meaning specified in Section 9.2.

Other Securities: any stock (other than Common Stock) and other securities of the Company or any other Person (corporate or otherwise) which the Holder at any time shall be entitled to receive, or shall have received, upon the exercise of the Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or other securities pursuant to Section 2.4 or otherwise.

Permitted Transferee: the meaning specified in the Stockholders Agreement.

Person: an individual, a partnership, a limited liability company, an association, a joint venture, a corporation, a business, a trust, an unincorporated organization or a government or any department, agency or subdivision thereof.

Preemptive Rights Shares: the meaning specified in Section 7.1.

Preemptive Rights Warrant: the meaning specified in Section 7.1.

Principal Stockholder Transfer: any Transfer of shares of Common Stock by CMH or the CD&R Investor in respect of which the tag-along or drag-along provisions of Sections 3.4 or 3.5 of the Stockholders Agreement would apply.

Principal Stockholders: the meaning specified in the Stockholders Agreement.

Pro Rata Portion: on any date on which an allocation is made by the Company, the number or amount of New Securities equal to the product of (i) the total number or amount of New Securities to be issued by the Company on the issuance date and (ii) the fraction determined by dividing (x) the number of Warrant Shares underlying the Warrant on the date on which such allocation is made by the Company by (y) the total number of shares of Common Stock (determined on an as-converted basis with respect to any Equity Securities convertible into Common Stock) beneficially owned by the Holder and the Stockholders among whom the applicable allocation is being made on the date on which such allocation is made by the Company.

Public Offering: any underwritten public offering of Common Stock led by one or more underwriters at least one of which is of nationally recognized standing pursuant to an effective registration statement under the Securities Act.

Purchaser: the meaning specified in the first paragraph of the Warrant.

Qualified IPO: the meaning specified in the Stockholders Agreement.

Redemption Agreement: the meaning specified in the second paragraph of the Warrant.

Registration Rights Agreement: the meaning specified in Section 9.1.

Restricted Open Sale Period: the meaning specified in Section 1.1(b)(iii).

Restricted Securities: (i) any Warrants bearing the applicable legend set forth in Section 5.1(a), (ii) any shares of Common Stock (or Other Securities) which have been issued upon the exercise of Warrants and which are evidenced by a certificate or certificates bearing the applicable legend set forth in Section 5.1(b), and (iii) unless the context otherwise requires, any shares of Common Stock (or Other Securities) which are at the time issuable upon the exercise of the Warrants and which, when so issued, shall be evidenced by a certificate or certificates bearing the applicable legend set forth in Section 5.1(b).

SCJ: S.C. Johnson & Son, Inc., a Wisconsin corporation.

Securities Act: the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations thereunder, which shall be in effect at the time. Any reference to a particular section of the Securities Act of 1933 shall include a reference to the corresponding section, if any, of any such successor statute.

Stockholders: the meaning specified in the Stockholders Agreement.

Stockholders Agreement: the Stockholders Agreement, dated as of the date hereof, among the Company, CMH, SNW Co., Inc., CD&R Investor and CD&R F&F Investor, as in effect on the Closing Date.

Subscription Notice: the meaning specified in Section 1.2.

Subsidiary: as to any Person, any corporation at least a majority of the shares of stock of which having general voting power under ordinary circumstances to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is, at the time as of which the determination is being made, owned by such Person, or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

Tag-Along Closing: the meaning specified in Section 8.

Tag-Along Rights: the meaning specified in Section 8.

Termination Date: the date on which a Liquidity Event is consummated.

Third Party Buyer: any Person who is not (i) an Affiliate of the CD&R Investor or (ii) an Affiliate of CMH.

Transaction: the meaning specified in Section 2.4.

Transfer: unless the context otherwise requires, any sale, assignment, pledge or other disposition of any security, or of any interest therein, which could constitute a “sale” as that term is defined in Section 2(3) of the Securities Act.

Transfer Notice: the meaning specified in Section 5.1(c).

Transferring Stockholder: the meaning specified in the Stockholders Agreement.

Unacceptable Offer: the meaning specified in Section 1.1(b)(v).

Unacceptable Offer Notice: the meaning specified in Section 1.1(b)(v).

Unilever Group: any of Unilever NV, Unilever PLC, or any of their respective Affiliates with respect to which Unilever NV and/or Unilever PLC has Unilever Required Control.

Unilever NV: means Unilever N.V., a company organized under the laws of The Netherlands.

Unilever PLC: means Unilever PLC, a company organized under the laws of England and Wales.

Unilever Required Control: means, with respect to a Person, (a) (i) if a corporation, the aggregate Beneficial Ownership by Unilever NV and/or Unilever PLC of securities representing at least 80% of the Voting Stock of such Person and (ii) if a Person other than a corporation, the aggregate Beneficial Ownership by Unilever NV and/or Unilever PLC of at least 80% of the partnership or other similar voting interest, and (b) the right to elect a majority of such Person’s board of directors or comparable governing body.

Voting Stock: of any Person as of any date means the Capital Stock of that Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

Warrant or Warrants: the meaning specified in the second paragraph of the Warrant.

Warrant Price: the meaning specified in Section 2.1.

Warrant Shares: the meaning specified in Section 2.1.

14. Rights of Holders. Except as otherwise specifically required herein, holders of unexercised Warrants are not entitled (i) to receive dividends or other distributions, (ii) to receive notice of or vote at any meeting of the stockholders of the Company, (iii) to consent to any action of the stockholders of the Company, (iv) to receive notice of any other proceedings of the Company or (v) to exercise any other rights as stockholders of the Company.

15. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under the Warrant, except notices of the exercise of any Warrant (which shall be effected in the manner provided in Section 1), shall be deemed to have been duly given if (a) delivered personally, (b) mailed by certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery by a nationally recognized overnight courier service, or (d) sent by facsimile (with confirmation of transmission), as follows:

(a) if to the Purchaser, to it at:

Marga B.V.

c/o Unilever N.V.

Weena 455

3013 AL Rotterdam

The Netherlands

Attention: General Counsel

Fax: +44.20.7822.6536

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Mark I. Greene, Esq.

Fax: (212) 474-3700

(b) if to any other Holder or any holder of any Common Stock (or Other Securities), at the registered address of such Holder or holder as set forth in the register kept at the principal office of the Company,

(c) if to the Company, to it at:

JohnsonDiversey Holdings, Inc.

8310 16th Street

Sturtevant, WI 53177

Attention: General Counsel

Fax: (262) 631-4021

with a copy (which shall not constitute notice) to:

Jones Day

77 West Wacker Drive

Chicago, IL 60601

Attention: Elizabeth C. Kitslaar, Esq.

Fax: (312) 782-8585

and

Clayton, Dubilier & Rice, Inc.

375 Park Avenue, 18th Floor

New York, New York 10152

Attention: Richard J. Schnall

                  George K. Jaquette

Fax: (212) 407-5252

and

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Franci J. Blassberg, Esq.

                  Jonathan E. Levitsky, Esq.

Fax: (212) 909-6836

(d) if to the CD&R Investor, to it at:

CDR Jaguar Investor Company, LLC

c/o Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, New York 10152

Attention: Richard J. Schnall

                  George K. Jaquette

Fax: (212) 407-5252

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Franci J. Blassberg, Esq.

                  Jonathan E. Levitsky, Esq.

Fax: (212) 909-6836

(e) if to CMH, to it at:

Commercial Markets Holdco, Inc.

c/o Johnson-Keland Management, Inc.

555 Main Street, Suite 500

Racine, Wisconsin 53403-4616

Attention: President

Fax: (262) 260-6165

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP

227 W. Monroe Street

Chicago, Illinois 60606

Attention: William J. Butler, Esq.

                  Helen R. Friedli, Esq.

Fax: (312) 984-7700

16. Amendment. The Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

17. Successors and Assigns. All agreements of the Company and the Holder in this Warrant shall bind each of their respective successors and permitted assigns.

18. Third Party Beneficiary. It is expressly agreed that each of the CD&R Investor and CMH is a third party beneficiary of Section 5, 6 and 19 and shall be entitled to enforce such Sections against the Holder, the Company and each other to the same extent as if they were parties hereto.

19. Remedies. The Holder acknowledges that the Company, CMH and the CD&R Investor, as the case may be, would be irreparably damaged in the event of a breach or a threatened breach by the Holder of any of its obligations under this Warrant (including, without limitation, its obligations under Sections 5, 6 and 19, and the provisions of the Warrant relating to the timely exercise of the Warrant and the expiration of the exercise rights hereunder) and the Holder agrees that, in the event of a breach or a threatened breach by the Holder of any such obligation, the Company, CMH and/or the CD&R Investor, as the case may be, shall, in addition to any other rights and remedies available to it in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting it specific performance by the Holder of its obligations under this Warrant (including, without limitation, its obligations under Sections 5, 6 and 19, and the provisions of the Warrant relating to the timely exercise of the Warrant and the expiration of the exercise rights hereunder). The Company acknowledges that the Holder would be irreparably damaged in the event of a breach or a threatened breach by the Company of any of its obligations under this Warrant (including, without limitation, its obligations under Sections 1 and 7) and the Company agrees that, in the event of a breach or a threatened breach by the Company of any such obligation, the Holder shall, in addition to any other rights and remedies available to it in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting it specific performance by the Company of its obligations under this Warrant (including, without limitation, its obligations under Sections 1 and 7).

20. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of or relating to this Warrant. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Warrant by, among other things, the mutual waiver and certifications in this Section 20.

21. Severability. If any term, provision, covenant or restriction of this Warrant is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Warrant shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Warrant so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

22. Counterparts; Facsimile Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same instrument. Signatures provided by facsimile or electronic transmission in “pdf” or equivalent format will be deemed to be original signatures.

23. Miscellaneous. The section headings in this Warrant are for purposes of convenience only and shall not constitute a part hereof. All references herein to “Sections” shall be deemed to be references to Sections hereof unless otherwise indicated. The words “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Warrant as a whole and not to any particular provision of this Warrant. The use of the words “or”, “either”, and “any” in this Warrant shall not be exclusive. THE WARRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

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JOHNSONDIVERSEY HOLDINGS, INC.

By:	/s/ Joseph F. Smorada
Name: Joseph F. Smorada
Title: Executive Vice President and Chief Financial Officer

Accepted and agreed to as of the date first above written:

MARGA B.V.

By:	/s/ Robert Leek
Name: Robert Leek
Title: General Counsel, Europe

FORM OF SUBSCRIPTION

(To be executed only upon exercise of Warrant)

To: JohnsonDiversey Holdings, Inc.

The undersigned registered holder of the within Warrant hereby irrevocably exercises such Warrant for, and purchases thereunder,             * shares of Common Stock of JohnsonDiversey Holdings, Inc., and herewith makes payment of $[            ] and requests that the certificates for such shares be issued in the name of, and delivered to             , whose address is:                                                                                                                                                                                                                 .

Dated:

[Holder] **
[Address]

By:
Name:
Title:

*	Insert here the number of shares for which the Warrant is being exercised, after making adjustment for any stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be delivered upon exercise.
**	Signature must conform in all respects to name of holder as specified on the face of the Warrant.